Exhibit 10.2
Advance Auto Parts, Inc.

2021 Performance-Based Restricted Stock Unit Award Agreement

This certifies that Advance Auto Parts, Inc. (the “Company”) has granted to <Participant Name> (the “Participant”) an award of Performance-Based Restricted Stock Units (“PSUs”). This award of PSUs (this “Award”) represents the right to receive a like number of shares (“Shares”) of Advance Auto Parts, Inc. Common Stock, $.0001 par value per share (the “Common Stock”), as indicated in the terms outlined below, subject to certain restrictions and on the terms and conditions contained in this Performance-Based Restricted Stock Units Award Agreement (this “Agreement”) and the Advance Auto Parts, Inc. 2014 Long-Term Incentive Plan (the “Plan”). In the event of any conflict between the terms of the Plan and this Agreement, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.

1.    Grant of PSUs: As specified below, on the Award Date the following Award of PSUs (at Target Level) (the “Target Award”) has been granted to the Participant:

Award Date	Number of PSUs Granted (at Target Level)
Award Date	Number of PSUs Granted

2.    Vesting: Subject to the remaining provisions of this Agreement:

The Participant’s PSUs may vest, in an amount up to the maximum vesting PSUs (defined below) on the Performance Vesting Date (defined below) subject to Participant’s continued employment or other association with the Company through such date and except as otherwise provided in Section 3 of this Agreement. The number of PSUs that may vest will be determined in accordance with the following rules, subject to certification by the Committee of the Company’s Relative Total Shareholder Return (“Relative TSR”) for the three-year period commencing on the Award Date and ending on the day prior to the third anniversary of the Award Date (the “Performance Period”). The last day of the Performance Period is referred to as the “Performance Vesting Date.”

The Company’s Relative TSR for the applicable Performance Period is measured relative to the S&P 500. If the Company achieves target level performance, the payout amount shall be the Number of Shares to Vest (at Target Level) listed in this Section 2. Payout amounts based on performance results between the threshold and maximum levels will be determined using straight line interpolation between specified points of performance. If the Company’s Relative TSR performance is less than the threshold level of Relative TSR performance set forth in Exhibit 1 to this Agreement, no PSUs based on the Company’s Relative TSR performance will vest. If the Company’s TSR results are negative during the applicable Performance Period, PSUs based on Relative TSR will not vest at more than 100% of the target level.

Any PSUs that may vest based on the Company’s Relative TSR performance will be converted to Deferred Share Units (“DSUs”) as of the Performance Vesting Date and will be required to be held for one year following the Performance Vesting Date.

The Participant’s “Maximum Vesting PSUs” is 200% of the number of PSUs indicated above in the box labeled “Number of PSUs Granted (at Target Level).”

3.    Termination of Service: If, prior to the Performance Vesting Date, the Participant’s employment or other association with the Company and its affiliates ends for any reason, the Participant’s rights to unvested PSUs shall be immediately and irrevocably forfeited and the unvested Shares canceled and neither the Company nor any affiliate shall have any further obligations to the Participant under this

Agreement. The foregoing notwithstanding, the following exceptions to the forfeiture of unvested PSUs apply:

a.    Retirement: If termination of employment or other affiliation is on account of Retirement (as defined below), then the Participant’s PSUs will vest on the Performance Vesting Date on a pro-rata basis for the number of full months worked during the applicable Performance Period and based on the actual level of achievement of the Performance criteria outlined in this Agreement. “Retirement” is defined as termination of employment with the Company following attainment of the following minimum age and tenure requirements:

1.    Age: 55 years of age; AND

2.    Tenure: 10 years of service, provided further that in the event the Participant came to be employed by the Company in conjunction with or as a result of a merger with or acquisition by the Company and received any service credit as a result of previous employment, the last three consecutive years of service must occur following the effective date of such merger or acquisition.

If, after termination of the Participant’s employment or other association with the Company on account of Retirement and prior to the third anniversary of the Award Date, you are employed in any capacity by Amazon Auto, AutoZone, Inc., O’Reilly Automotive, Inc. Genuine Parts Company and/or NAPA Auto Parts, or any aftermarket automotive parts distributor owned or operated by Icahn Automotive Group, LLC (including, but not limited to, Pep Boys and Auto Plus), any PSUs that have not vested as of the date of such employment shall be immediately and irrevocably forfeited.

b.    Disability: If termination of employment or other association with the Company is on account of Participant’s Disability, then the Participant’s PSUs will vest on the Performance Vesting Date on a pro-rata basis for the number of full months worked during the applicable Performance Period and based on the actual level of achievement of the performance criteria set forth in this Agreement. For purposes of this Agreement, “Disability” is defined as having become disabled within the meaning of Section 22 (e)(3) of the Internal Revenue Code of 1986, as amended (the “Code) or, if applicable, as defined in your Employment Agreement or Loyalty Agreement with the Company in effect as of the Award Date.

c.    Death: If termination of employment or other association with the Company is on account of the Participant’s death, then PSUs will vest on the Performance Vesting Date on a pro-rata basis for the number of full months worked during the applicable Performance Period and based on the actual level of achievement of the performance criteria set forth in this Agreement.

d.    Termination by the Company other than for Due Cause:

i.    For SVPs: Termination by the Company other than for Due Cause. If your employment or other association with the Company is involuntarily terminated prior to the Performance Vesting Date by the Company other than for Due Cause, as that term is defined in your Loyalty Agreement, your PSUs will vest on the Performance Vesting Date on a pro-rata basis for the number of full months worked during the applicable Performance Period and in accordance with the performance criteria set forth in this Agreement

ii.    For CEO/EVPs: Termination by the Company other than for Due Cause, Resignation from Employment for Good Reason. If your employment or other association with the Company is terminated prior to the Performance Vesting Date by the Company other than for Due Cause, or by you for Good Reason, as those terms are defined in your Employment Agreement, your PSUs will vest on the Performance Vesting Date on a pro-rata basis for the number of full months worked during the applicable Performance Period and in accordance with the performance criteria set forth in this Agreement.

4.    Change of Control: Upon a Change of Control, the Company will determine the number of PSUs that are earned based on the actual level of achievement of the performance criteria outlined in this Agreement through the Change of Control date and any portion of the PSUs not earned will be forfeited. Following this determination, the earned PSUs will vest based on the Participant’s continued service with the Company through the original Performance Vesting Date in the event the Company’s corporate successor assumes, converts or replaces the Award. Any portion of the Participant’s earned PSUs (as determined pursuant to this Section 4) that have not yet vested will vest immediately:

a.    on the Change of Control date in the event the Company’s successor or its affiliate does not assume, convert, or replace the Award; or

b.    upon the termination of the Participant’s employment or other association with the Company or with the Company’s successor in the event the Award continues or the Company’s successor assumes, converts or replaces the Award, and the Participant’s employment or other association with the Company or its successor is terminated by the Company without Due Cause, as that term is defined in the Participant’s Loyalty Agreement, within 24 months of the Change of Control, or, if applicable, by the Company without Due Cause or by the Participant for Good Reason as those terms are defined in the Participant’s Employment Agreement, within 24 months following the Change of Control date.

5.    Non-Transferability of PSUs and DSUs: In the case of the DSUs described in Section 2 of this Award, until Shares are issued after the mandatory holding period has ended pursuant to this Agreement, the PSUs or DSUs may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, and no attempt to transfer unvested PSUs or DSUs for which the mandatory holding period has not ended, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the Shares. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber PSUs or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the PSUs shall be forfeited by the transferee and all of the transferee’s rights to such PSUs shall immediately terminate without any payment or consideration by the Company. The Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise your rights to receive any property distributable with respect to DSUs upon the Participant’s death.

6.    No Rights as a Stockholder; Dividend Equivalents: The Participant shall have no rights of a stockholder with respect to the Shares of Common Stock underlying the PSUs unless and until the date on which the Shares of Common Stock are issued in accordance with Section 7 of this Agreement. Solely with respect to PSUs that vest, you will be entitled to receive Dividend Equivalents to the extent that dividends are declared and paid on the Common Stock of the Company during the Performance Period. These Dividend Equivalents will be paid in cash as soon as practicable following the determination of the number of PSUs that vest, and in no case later than the end of the calendar year in which this determination is made by the Committee or, if later, the 15th day of the third month following the date of this determination. In addition, with respect to PSUs that are converted to DSUs as set forth in Section 2 of this Agreement, during the holding period you will be entitled to receive Dividend Equivalents to the extent that dividends are declared and paid on the Common Stock of the Company during such period. The Company shall pay currently (and in no case later than the end of the calendar year in which the dividend was paid to the holders of the Common Stock or, if later, the 15th day of the third month following the date the dividend is paid to holders of Common Stock), in cash, an amount equal to the Dividend Equivalents with respect to Participant’s DSUs. Any Dividend Equivalent described in this paragraph shall be paid, if at all, without interest or other earnings. Except as may be provided under Section 8 of the Plan, the Company will make no adjustment for dividends (ordinary or extraordinary and whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the Performance Vesting Date of a PSU.

7.    Issuing Shares: Upon the expiration of the holding period for DSUs pursuant to Section 2 of this Agreement and payment of the applicable withholding taxes pursuant to Section 11 below, the Company shall cause the Shares of Common Stock to be issued in book-entry form, registered in the Participant’s name. Payment shall be made within thirty days of the expiration of the holding period for DSUs pursuant to Section 2, but not later than March 15, 2025.

8.    Notices: Except as otherwise provided herein, all notices, requests, demands and other communications under this Award shall be in writing, and if by telecopy, shall be deemed to have been validly served, given or delivered when sent, or if by personal delivery or messenger or courier service, shall be deemed to have been validly served, given or delivered upon actual delivery (but in no event may notice be given by deposit in the United States mail), at the following addresses, telephone and facsimile numbers (or such other address(es), telephone and facsimile numbers a party may designate for itself by like notice):

a.    If to the Company: Advance Auto Parts, Inc. located at 5008 Airport Road, Roanoke, Virginia, 24012, Attention: General Counsel or by telephone at (540) 561-1173 or telecopy at (540) 561-1448; and

b.    If to you, then to your home address on record at Advance Auto Parts or your business address at Advance Auto Parts.

9.    Non-Competition: Participant acknowledges and agrees that the Company is engaged in a highly competitive business, and that by virtue of Participant’s position and responsibilities as an employee of the Company and Participant’s access to Confidential Information, engaging in a business that is directly competitive with the Company will cause it great and irreparable harm. Accordingly, Participant agrees and covenants that during Participant’s employment with the Company and for a period of one (1) year after separation of his/her employment with the Company, whether such separation is voluntary or involuntary, Participant shall not, on his/her own behalf or on another’s behalf, (a) accept employment by or provide services for a Restricted Company, as that term is defined in Participant’s applicable Loyalty Agreement or Employment Agreement, in any capacity, role or position with substantially the same or similar duties as Participant performed during Participant’s employment with the Company; (b) provide services, including consulting or contractor services for or on behalf of a Restricted Company, as that term is defined in Participant’s applicable Loyalty Agreement or Employment Agreement, which are the same or substantially similar as the duties Participant performed during Participant’s employment with the Company; or (c) provide services, including consulting or contractor services which would be directly or indirectly competitive with the Company. Participant understands that the business of the Company and Participant’s responsibilities on behalf of the Company have been nationwide and companywide in scope and that the Company has operations in certain international jurisdictions. Accordingly, Participant agrees that this restriction will apply anywhere within the United States, including the United States’ territories and possessions (including, but not limited to, Puerto Rico and the U.S. Virgin Islands) and to Canada, including its provinces, territories and possessions. In the event this territory is determined by a court of competent jurisdiction to be overbroad, the territory may be reduced to any combination of the following which the court deems reasonable: the Continental United States; the states of: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, and Wyoming; the United States’ territories and possessions including, but not limited to, Puerto Rico and the U.S. Virgin Islands); and to Canada, including its provinces, territories, and possessions.The restrictive periods set forth in this provision shall not expire and shall be tolled during any period in which Participant is in violation of such restrictions, and therefore such restrictive periods shall be extended for a period equal to the duration of Participant’s violations thereof.

a.    For purposes of this Agreement, “Confidential Information” means any proprietary information prepared or maintained in any format, including personnel information or data of the Company, technical data, trade secrets or know-how in which the Company or its affiliates or related entities have an interest, including, but not limited to, business records, contracts, research, product or service plans, products, services, customer lists and customers (including, but not limited to, vendors to the Company or its affiliates or related entities on whom Participant called, with whom Participant dealt or with whom Participant became acquainted during the term of Participant’s employment), pricing data, costs, markets, expansion plans, summaries, marketing and other business strategies, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration or marketing, financial or other business information obtained by Participant or disclosed to Participant by the Company or its affiliates or related entities or any other person or entity during the term of Participant’s employment with the Company either directly or indirectly electronically, in writing, orally, by drawings, by observation of services, systems or other aspects of the business of the Company or its affiliates or related entities or otherwise. Confidential Information does not include information that: (A) was available to the public prior to the time of disclosure; or (B) becomes available to the public through no act or omission of Participant.

b.    Nothing in this Agreement shall prohibit or restrict Participant from lawfully (A) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by other governmental or regulatory agency, entity, or official(s) or self-regulatory organization (collectively, “Governmental Authorities”) regarding a possible violation of any law, rule, or regulation; (B) responding to any inquiry or legal process directed to you individually (and not directed to the Company and/or its subsidiaries or affiliates) from any such Governmental Authorities, including an inquiry about the existence of this Agreement or its underlying facts or circumstances; (C) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (D) making any other disclosures that are protected under the whistleblower provisions of any applicable law, rule, or regulation. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made to Participant’s attorney in relation to a lawsuit for retaliation against Participant for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nor does this Agreement require Participant to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that Participant has engaged in any such conduct. Additionally, nothing in this Agreement shall prohibit or restrict Participant from providing legal representation, engaging in the practice of law or any communication or contact with Participant, regardless of who initiates it, regarding any legal representation or the practice of law.

c.    In the event that Participant violates any of the terms of this Section 9, Participant understands and agrees that in addition to the Company’s rights to obtain injunctive relief and damages for such violation, Participant shall return to the Company any shares of Common Stock received by Participant or Participant’s personal representative that vested on or after any such violation and pay to the Company in cash the amount of any proceeds received by Participant or Participant’s personal representative from the disposition or transfer of any such stock, and Participant’s unvested PSUs shall be immediately and irrevocably forfeited.

10.    Confidentiality: Due to the confidential information contained in this Agreement, including long-term performance measures, the Participant agrees not to disclose the terms of this Agreement to anyone other than the members of the Participant’s immediate family, Participant’s legal counsel, Participant’s accountant(s) and/or tax advisor(s) and/or Participant’s financial advisor(s), or as otherwise provided in Section 9 of this Agreement. Should the details of this Agreement be shared with the aforementioned, it shall be on a confidential basis.

11.    Income Tax Matters:

a.    The Company makes no representation or warranty as to the tax treatment of your receipt or vesting of the PSUs or upon your sale or other disposition of the Shares received upon vesting of your PSUs. You should rely on your own tax advisors for such advice. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are your sole and absolute responsibility, are withheld or collected from you at the time of vesting. The Company will inform you of alternative methods to settle any applicable taxes due prior to the first vesting date of your Award.

b.    For the purposes of determining when Shares otherwise issuable on account of your termination of employment or other association with Company will be issued, “termination of employment” or words of similar import, as used in this Agreement, shall mean the date as of which the Company and you reasonably anticipate that no further services will be performed by you, and shall be construed as the date that you first incur a “separation from service” for purposes of Code Section 409A on or following termination of employment or other association with the Company. Furthermore, if you are a “specified employee” of a public company as determined pursuant to Code Section 409A as of your termination of employment or other association with the Company, any Shares otherwise issuable on account of your termination of employment or other association with the Company which constitute deferred compensation within the meaning of Code Section 409A and which are otherwise payable upon your separation from service during the first six months following your termination of employment or other association with the Company shall be issued to you on the earlier of (1) the date of your death and (2) the first business day of the seventh calendar month immediately following the month in which your termination of employment or other association with the Company occurs to the extent required to comply with Code Section 409A.

12.    Miscellaneous:

a.    This Award is made under the provisions of the Plan and shall be interpreted in a manner consistent with it. To the extent that any provision in this Agreement is inconsistent with the Plan, the provisions of the Plan shall control. The interpretation of the Committee (or its successor) of any provision of the Plan, this Agreement, or the Award, and any determination with respect thereto or hereto by the Committee (or its successor), shall be binding on all parties. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated so that the payment of the benefits set forth herein shall either be exempt from the requirements of Code Section 409A or shall comply with the requirements of such provision; provided, however, that in no event shall the Company be liable to the Participant for or with respect to any taxes, penalties or interest which may be imposed upon the Participant pursuant to Code Section 409A. To the extent that any Award granted by the Company is subject to Code Section 409A, such Award shall be subject to the terms and conditions that comply with the requirements of Code Section 409A to avoid adverse tax consequences under Code Section 409A.

b.    Nothing contained in this Agreement shall confer, intend to confer or imply any rights to an employment relationship or rights to a continued employment relationship with the

Company or any affiliate in your favor or limit the ability of the Company or an affiliate, as the case may be, to terminate, with or without Cause, in its sole and absolute discretion, your employment relationship with the Company or such affiliate, subject to the terms of any written employment agreement to which you are a party.

c.    None of the Plan, this Agreement, or the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any affiliate and You or any other person. To the extent that any person acquires a right to receive payments from the Company or any affiliate pursuant to the Award, such right shall be no greater than the right of any unsecured creditor of the Company or any affiliate.

d.    The Company shall not be required to deliver any shares of Common Stock until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

e.    An original record of this Agreement and all the terms hereof, executed by the Company, is held on file by the Company. To the extent there is any conflict between the terms contained in this Agreement and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.

f.    If any provision in this Agreement is determined to be invalid, void or unenforceable by the decision of any court of competent jurisdiction, which determination is not appealed or appealable for any reason whatsoever, the provision in question shall not be deemed to affect or impair the validity or enforceability of any other provision of this Agreement and such invalid or unenforceable provision or portion thereof shall be severed from the remainder of this Agreement.

g.    For any Participant who is an Executive Officer of the Company as defined in the Company’s Incentive Compensation Clawback Policy (“Clawback Policy”), this Award shall be subject to the Clawback Policy as such policy shall be adopted, and from time to time amended, by the Board or the Compensation Committee.

h.    This Agreement is intended to be consistent with your Employment Agreement or Loyalty Agreement with the Company, if applicable, in effect on the Award Date first written above. To the extent that any provision of this Agreement is inconsistent with the terms of such agreement with the Company in effect as of the Award Date, the provisions of this Agreement shall control with respect to this Award.

i.    This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf) or by any other electronic means intended to preserve the original appearance of a document, will have the same effect as physical delivery of a paper document bearing an original signature.

j.    Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof and accepts the PSUs subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon the vesting of PSUs, settlement of DSUs, or disposition of the underlying Shares and the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

In Witness Whereof, this Award has been executed by the Company as of the date first above written.

ADVANCE AUTO PARTS, INC.

By: ______________________________________
Natalie Schechtman
Executive Vice President, Human Resources

Accepted and agreed, including specifically but without limitation as to the treatment of this Award in accordance with the terms of the Plan and this Award notwithstanding any terms of an Employment/ Loyalty Agreement between the Company and the undersigned to the contrary:

By: ____________________________ ________________________
Electronic Signature Acceptance Date